Exhibit 3.1

ARTICLES OF INCORPORATION
OF
PANTHEON ARIZONA CORP.,
an Arizona corporation

ARTICLE I
NAME

The name of the corporation is Pantheon Arizona Corp. (the “Corporation”).

ARTICLE II
KNOWN PLACE OF BUSINESS AND STATUTORY AGENT

The address of the known place of business of the Corporation in the State of Arizona is the address of its statutory agent. The name and address of its statutory agent is CGSB Service Entity LLC, 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona 85004.

ARTICLE III
PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Arizona Business Corporation Act (the “ABCA”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000, of which 25,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A.           Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the ABCA.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.           Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

ARTICLE V
INCORPORATOR

The name and address of the incorporator of the Corporation is Samuel G. Coppersmith, whose address is 2800 N. Central Avenue, Suite 1000, Phoenix, Arizona 85004.  All liability of the incorporator, as incorporator, shall cease with the filing of these Articles of Incorporation with the Arizona Corporation Commission.

ARTICLE VI
BOARD OF DIRECTORS

The Board of Directors shall be divided into three classes:  Class A, Class B, and Class C.  The number of directors in each class shall be as nearly equal as possible.  At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders.  The Class C director shall then appoint additional Class A, Class B, and Class C directors, as necessary.  The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Except as the ABCA may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE VII
MANAGEMENT

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  Election of Directors.  Election of directors need not be by ballot unless the Bylaws of the Corporation so provide.

B.  Bylaws.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation as provided in the Bylaws of the Corporation.

C.  Ratification.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.  Authority.  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the Arizona Revised Statutes, of these Articles of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VIII
LIMITATION OF LIABILITY; INDEMNIFICATION

A.  Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arizona Revised Statutes Section 10-202(B)(1), or (iv) for any transaction from which the director derived an improper personal benefit.  If the ABCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA, as so amended.  Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  Indemnification.  The Corporation, to the full extent permitted by the ABCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE IX
RECEIVERSHIP MEETINGS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Arizona may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Arizona Revised Statutes 10-1432 or trustees or receiver or receivers appointed for this Corporation under Arizona law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X
INITIAL DIRECTOR

The name and address of the initial director of the Corporation is Mark D. Chen, whose address is Suite 10-64, Qi Jia Yuan, #9 Jian Guo Men Wai Da Jie, Chaoyang District, Beijing, China 100600.

DATED as of the 9th day of October, 2008.

/s/ Samuel G. Coppersmith
Samuel G. Coppersmith, Incorporator

Acceptance of appointment by statutory agent:

CGSB Service Entity LLC acknowledges and accepts appointment as statutory agent for Pantheon Arizona Corp., an Arizona corporation, effective October 9th, 2008.

CGSB Service Entity LLC, an Arizona limited liability company

By:	/s/ Samuel G. Coppersmith
Samuel G. Coppersmith, Member